Securities and Exchange Commission
                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

       Pursuant to Section 13 or 15(d) of Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) December 3, 1998


                        NORTH ATLANTIC ACQUISITION CORP.
             (Exact name of registrant as specified in its charter)


     Delaware                                                     0-22813
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(State or other jurisdiction of incorporation) (Commission File No.)



 5 East 59th Street, New York, New York                        10022
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(Address of principal executive offices)                    (Zip Code)


       Registrant's telephone number, including area code: (212) 486-4444







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Item 5.  Other Events

     The following amends and updates "Item 5. Other Events" set forth in the Report on Form 8-K filed August 24, 1998 in respect of the event dated August 18, 1998.

     On August 18, 1998, North Atlantic Acquisition Corp., a Delaware corporation ("NAAC"), Moto Guzzi Corp., a Delaware corporation ("Guzzi Corp."), and, for certain provisions, Trident Rowan Group, Inc., a Maryland corporation ("TRG"), entered into a definitive Agreement and Plan of Merger and Reorganization ("Merger Agreement"), pursuant to which Guzzi Corp. would merge with and into NAAC, with NAAC being the surviving corporation ("Merger"). TRG through its partially owned subsidiary O.A.M. S.p.A. ("OAM") owns all the outstanding common stock of Guzzi Corp. The consummation of the Merger is subject to the terms and conditions of the Merger Agreement which will be submitted to the stockholders of NAAC for their approval at a Stockholders Meeting to be called for the purpose, among other things, of obtaining such approval ("Stockholders Meeting").

     On December 3, 1998, NAAC, Guzzi Corp. and TRG amended the Merger Agreement to change the terms of the consideration and certain indemnification provisions among other things. The change in the terms and amount of the consideration occurred because of changes that happened at Guzzi Corp. or became known after the signing of the Merger Agreement. These changes included: (i) the third quarter 1998 financial results of Moto Guzzi; (ii) the downward revision of the 1998 fiscal year production estimates and financial forecasts; (iii) an increase in inventory; (iv) the abandonment of plans to relocate office and production facilities and the consequential requirement to budget for refurbishment and upgrading expense for its current facilities in addition to other capital expenses; (v) changes in the capitalization of Moto Guzzi; and (vi) the increase of supplier arrearages.

     Pursuant to the Merger Agreement, as amended, NAAC will issue to the current holders of the common stock and preferred stock of Guzzi Corp. an aggregate of 3,110,058 shares of Class A Common Stock and warrants ("Nominal Warrants") to purchase 592,400 shares of Class A Common Stock ("Merger Consideration"). Simultaneously with the consummation of the Merger, TRG and OAM have agreed to contribute to the capital of Guzzi Corp. certain intercompany debt between each of those companies and Guzzi Corp. aggregating at September 30, 1998 approximately Lit. 12,919, plus the interest due thereon, in exchange for the issuance of an aggregate of 871,953 shares of Class A Common Stock and Nominal Warrants to purchase 166,080 shares of Class A Common Stock. NAAC will also offer to the holders of the outstanding warrants of Guzzi Corp., the opportunity to exchange them for an aggregate of 217,989 shares of Class A Common Stock and Nominal Warrants to purchase 41,520 shares of Class A Common Stock. The Merger Consideration is subject to being increased if NAAC has less than $8,150,000 in cash assets at the time of the Merger, at the rate of one share of Class A Common Stock for each $11.00 of shortfall, excluding any amount used to pay for the redemption of Class A Common Stock.

     The Nominal Warrants are exerciseable at $.01 per share, between April 1, 2000 and June 30, 2001, provided that the surviving corporation has either Lit. 7,140 million or Lit. 8,211 million of operating income in the fiscal year ended December 31, 1999 or 2000, respectively.

     To provide a fund for the indemnification of NAAC in the event of a breach of a representation or warranty in the Merger Agreement, determined after the



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Merger, 200,000 shares of Class A Common Stock issued as Merger Consideration in the Merger will be deposited in escrow with TRG. Claims against the shares in escrow must aggregate at least $600,000 before they may be made. The escrow is for a maximum period ending approximately April 2000, unless there is an outstanding claim for indemnification.

     The fees and expenses of the transaction attributable to NAAC will be paid from the amount held in the Escrow Account. TRG will pay the fees and expenses of the transaction attributable to Guzzi Corp.

     The consummation of the Merger is conditioned upon various matters. The obligations of NAAC, Guzzi Corp. and TRG are subject to various conditions, including (i) the representations and warranties of NAAC, Guzzi Corp. and TRG are true and correct in all material respects (as defined in the Merger Agreement) at the consummation of the Merger, (ii) performance of and compliance with the covenants, agreements and conditions, (iii) absence of any pending claim, action, suit, investigation or governmental proceeding which would render the Merger unlawful, and (iv) receipt of all necessary consents, approvals or waivers. The obligation of NAAC to consummate the Merger is also subject to approval of various matters by the stockholders of NAAC and approval by the security holders of Guzzi Corp.

     The Merger Agreement may be terminated by (i) mutual consent of NAAC and Guzzi Corp. and TRG, (ii) by Guzzi Corp. if the cash assets of NAAC at the time of the Merger are less than $8,000,000 (after various cash expenses of NAAC),
(iii) if the Merger is not consummated by February 18, 1999, (iv) if there is a breach of any of the covenants, representations or warranties as of the consummation of the Merger that have not been waived, or (v) the failure of the stockholders of NAAC to approve the transaction or up to 20% of the NAAC stockholders who are eligible to, and do, exercise their right to have their Class A Common Stock redeemed at the time of the Merger.

Item 7.  Financial Statement and Exhibits

         (a)      The following documents are filed herewith as exhibits:

                  2.1 Agreement and Plan of Merger and Reorganization dated as of August 18, 1998 (without schedules or exhibits) (Incorporated by reference from Exhibit 2.1 of Registration Statement No. 333-65267)

                  2.2 First Amendment to Agreement and Plan of Merger and Reorganization dated as of December 3, 1998 (Incorporated by reference from Exhibit 2.2 of Registration Statement No. 333- 65267).

         (b)      Financial Statements

                  None

         (c)      Pro Forma Financial Information

                  None


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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      NORTH ATLANTIC ACQUISITION CORP.



                                           /s/ David J. Mitchell
                                      ---------------------------------
                                      Name:  David J. Mitchell
                                      Title:   President


Date:  December 31, 1998


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